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Goldman, Sachs & Co.  85 Broad Street  New York, New York 10004
Tel: 212-902-1000
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                           OFFER TO PURCHASE FOR CASH

                                       BY

                            BROWN-FORMAN CORPORATION

               UP TO 1,500,000 SHARES OF ITS CLASS A COMMON STOCK
                                      AND
               UP TO 6,800,000 SHARES OF ITS CLASS B COMMON STOCK
        AT A PURCHASE PRICE NOT GREATER THAN $73.00 NOR LESS THAN $63.00

                                                                February 4, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies, and Other Nominees:

     Brown-Forman Corporation, a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash up to 1,500,000 shares of its Class A Common Stock, par value $.15 per share (the "Class A Shares"), and up to 6,800,000 shares of its Class B Common Stock, par value $.15 per share (the "Class B Shares") (collectively, the "Shares"), upon the terms and subject to the conditions set forth in its Offer to Purchase dated February 4, 2003 and in the related Letters of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer").

     On the terms and subject to the conditions of the Offer, the Company will determine a single price per Share, not greater than $73.00 nor less than $63.00 per Share, net to the seller in cash, without interest, that the Company will pay for Class A Shares properly tendered and not properly withdrawn in the Offer (the "Class A Purchase Price") and for Class B Shares properly tendered and not properly withdrawn in the Offer (the "Class B Purchase Price") (collectively, the "Purchase Prices"), in each case taking into account the number of Shares of the respective class so tendered and the prices specified by all tendering shareholders. The Company will select the lowest Class A Purchase Price that will allow it to purchase 1,500,000 Class A Shares and the lowest Class B Purchase Price that will allow it to purchase 6,800,000 Class B Shares, or, in either case, such lesser number as are properly tendered and not properly withdrawn. The Company will buy all Shares of a class properly tendered and not properly withdrawn at prices at or below the Purchase Price for such class on the terms and subject to the conditions of the Offer, including the proration provisions. However, because of the proration provisions described in the Offer to Purchase, all of the Shares of any class tendered at prices at or below the Purchase Price for such class may not be purchased if more than the number of Shares the Company seeks to purchase in the Offer are properly tendered. Shares of any class tendered at prices greater than the Purchase Price for such class and Shares not purchased because of proration will not be purchased in the Offer. The Company reserves the right, in its sole discretion, to purchase more than 1,500,000 Class A Shares and/or more than 6,800,000 Class B Shares in the Offer, subject to applicable law, but does not currently plan to do so. See
Section 1, "Number of Shares; Proration," of the Offer to Purchase.

     On the terms and subject to the conditions of the Offer, if more than 1,500,000 Class A Shares or more than 6,800,000 Class B Shares, or, in either case, such greater number of Shares as the Company may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the applicable Purchase Price and are not properly withdrawn before the expiration date, the Company will purchase such properly tendered Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares. If proration of tendered Shares is required, the Company will determine the proration factor promptly after the expiration date. For each class, proration for each shareholder tendering Shares will be based on the ratio that the number of Shares properly tendered and not properly withdrawn by such shareholder bears to
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the total number of shares properly tendered and not properly withdrawn by all shareholders at or below the applicable Purchase Price. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     On January 23, 2003, the Company declared a dividend of $0.375 per share, to be paid on April 1, 2003 to shareholders of record on March 4, 2003. If a shareholder sells Shares and is not the record owner as of March 4, 2003, the shareholder will not receive this dividend. If, however, a shareholder tenders Shares pursuant to the Offer, the shareholder will receive this dividend, even if the shareholder tenders such Shares before March 4, 2003.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OBTAINING FINANCING AND OTHER CONDITIONS AS SET FORTH IN SECTION 6 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1. Offer to Purchase dated February 4, 2003;

         2. Letter to Clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         3. Letter dated February 4, 2003, from Owsley Brown II, Chairman and Chief Executive Officer of the Company, to the Company's shareholders;

         4. Separate Letters of Transmittal (blue for Class A Shares and green for Class B Shares) for your use and for the information of your clients (together with accompanying instructions, Substitute Form W-9 and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 ); and

         5. Separate Notices of Guaranteed Delivery (blue for Class A Shares and green for Class B Shares) to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry delivery cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 4, 2003, UNLESS THE OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any other person for soliciting tenders of Shares under the Offer other than fees paid to the Dealer Manager and the Information Agent, as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Offer to Purchase and Letters of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees or an agent's message (as defined in the Offer to Purchase) and any other documents required by the Letter of Transmittal, should be sent to the Depositary with either a certificate or certificates representing the tendered Shares, or confirmation of receipt of such Shares under the procedure for book-entry delivery described in the Offer to Purchase, all in accordance with the instructions set forth in the Letters of Transmittal and the Offer to Purchase.

     If a shareholder desires to tender Shares under the Offer and such shareholder's share certificates are not immediately available or cannot be delivered to the Depositary by the expiration date of the Offer, or the procedures for book-entry transfer cannot be completed by the expiration date of the Offer, or if the other required documents cannot be delivered to the Depositary by the expiration date of the Offer, the Shares may

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nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See also Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co. or to the Information Agent, Georgeson Shareholder Communications Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from Georgeson Shareholder Communications Inc., the Information Agent, by calling them toll-free at (866) 203-2582.

                                          Very truly yours,

                                          Goldman, Sachs & Co.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS THEY CONTAIN.

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